Exhibit 99.1

ENTERPRISE AND ENERGY TRANSFER
TERMINATE PROPOSED JOINT VENTURE
     Houston and Dallas, Texas (August 19, 2011) — Enterprise Products Partners L.P. (NYSE: EPD) today announced it will not be moving forward with a proposed joint venture with Energy Transfer Partners L.P. to develop and construct a 584-mile crude oil pipeline from Cushing, Oklahoma to Houston. While the recently completed binding open commitment period generated significant shipper interest, agreements with the capacity and terms necessary to commercially support the project as planned were not sufficient. Enterprise remains committed to developing a crude oil pipeline from Cushing to the Gulf Coast and will continue to work with potential shippers to secure additional support for the project.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include approximately: 50,200 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Contacts:	Investor Relations: Randy Burkhalter, (713) 381-6812 or (866) 230-0745 Media Relations: Rick Rainey (713) 381-3635
###